FOR IMMEDIATE RELEASE	Contact: Jeffrey A. Sanders
October 29, 2013	Corporate Communications & Planning Director
317.465.0529
jsanders@fhlbi.com

Federal Home Loan Bank of Indianapolis Declares Dividend
and Reports Third Quarter 2013 Financial Results

Indianapolis, IN…On October 29, 2013, the Board of Directors of the Federal Home Loan Bank of Indianapolis ("FHLBI") declared dividends on Class B-1 and Class B-2 capital stock at annualized rates of 3.50% and 2.80%, respectively. These dividends will be paid in cash on October 30, 2013.

Net Income for the third quarter of 2013 was $28.8 million. The decrease of $4.4 million compared to the same period in 2012 was primarily due to an acceleration of the amortization of pension benefits from Accumulated Other Comprehensive Income to Other Expenses as a result of our former President - CEO’s retirement, partially offset by unrealized gains on hedging activities. Net Interest Income After Provision for Credit Losses decreased by $1.6 million or 3% in the third quarter of 2013, compared to the same period in 2012, due to lower net interest income, partially offset by the lower provision for credit losses.

Net Income for the nine months ended September 30, 2013 was $137.9 million. The increase of $30.1 million compared to the same period in 2012 was primarily due to unrealized gains on hedging activities and a net realized gain on the sale of private-label mortgage-backed securities, partially offset by the acceleration of the amortization of pension benefits. Net Interest Income After Provision for Credit Losses increased by $3.2 million or 2% in the nine months ended September 30, 2013, compared to the same period in 2012, due to a reversal of a portion of the provision for credit losses, partially offset by lower net interest income.

Total Assets at September 30, 2013 were $39.6 billion, a net decrease of $1.7 billion or 4% compared to December 31, 2012. Advances outstanding totaled $18.8 billion. The net increase of 4% compared to December 31, 2012 was attributable to higher Advances to our insurance company members, partially offset by lower Advances to our depository members. Mortgage Loans Held for Portfolio totaled $6.2 billion. The net increase of 3% compared to December 31, 2012 was attributable to purchases of mortgage loans under our MPP Advantage program and participation interests purchased from the Federal Home Loan Bank of Topeka under our Mortgage Partnership Finance® program. Investments totaled $14.0 billion. The net decrease of 17% compared to December 31, 2012 was primarily attributable to a managed reduction in short-term investments.

Consolidated Obligations at September 30, 2013 totaled $35.4 billion. The net decrease of $904 million or 2% compared to December 31, 2012 was attributable to lower funding needs.

Total Capital at September 30, 2013 was $2.4 billion. The increase of $169.7 million or 8% for the nine months ended September 30, 2013 consisted of a net increase in Capital Stock of $49.7 million, a net increase in Retained Earnings of $95.0 million, and a favorable change in Accumulated Other Comprehensive Income (Loss) of $25.0 million.

Total Regulatory Capital at September 30, 2013 was $2.6 billion. The decrease of $50.7 million or 2% for the nine months ended September 30, 2013 was due to repurchases of excess stock classified as Mandatorily Redeemable Capital Stock totaling $250 million in the first quarter of 2013. Our regulatory capital-to-assets ratio at September 30, 2013 was 6.6%, which exceeds all applicable regulatory capital requirements.

In October 2013, FHLBI completed additional repurchases of excess stock totaling $250 million, which consisted of Capital Stock under redemption requests of $95.5 million and Mandatorily Redeemable Capital Stock of $154.5 million.

All amounts referenced above and in the following table are unaudited. More detailed information about our financial results for the quarter and nine months ended September 30, 2013 will be included in our Quarterly Report on Form 10-Q, which we intend to file in mid-November.

Federal Home Loan Bank of Indianapolis
Financial Highlights (unaudited) ($ amounts in millions, as rounded)
	Three Months Ended September 30,		Nine Months Ended September 30,
Condensed Statements of Income	2013	2012	2013	2012
Net Interest Income After Provision for Credit Losses	$52	$53	$177	$173
Other Income (Loss)	—	(2)	28	(8)
Other Expenses	20	14	51	44
Affordable Housing Program Assessments	3	4	16	13
Net Income	$29	$33	$138	$108

Condensed Statements of Condition	September 30, 2013	December 31, 2012
Advances	$18,796	$18,130
Mortgage Loans Held for Portfolio, net	6,160	6,001
Investments (1)	13,956	16,845
Other Assets	665	252
Total Assets	$39,577	$41,228

Consolidated Obligations, net	$35,428	$36,332
Mandatorily Redeemable Capital Stock	255	451
Other Liabilities	1,508	2,229
Total Liabilities	37,191	39,012
Capital Stock, Class B Putable	1,684	1,634
Retained Earnings (2)	687	592
Accumulated Other Comprehensive Income (Loss)	15	(10)
Total Capital	2,386	2,216
Total Liabilities and Capital	$39,577	$41,228

Total Regulatory Capital (3)	$2,626	$2,677

(1)	Includes Held-to-Maturity Securities, Available-for-Sale Securities, Interest-Bearing Deposits, Securities Purchased Under Agreements to Resell, and Federal Funds Sold.

(2)	Includes Restricted Retained Earnings of $70 million and $42 million at September 30, 2013 and December 31, 2012, respectively.
(3) Consists of Total Capital plus Mandatorily Redeemable Capital Stock less Accumulated Other Comprehensive Income (Loss).

Safe Harbor Statement

This document may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning plans, objectives, goals, strategies, future events or performance. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" or the negative of these terms or comparable terminology. Any forward-looking statement contained in this document reflects our current beliefs and expectations. Actual results or performance may differ materially from what is expressed in any forward-looking statements.

Any forward-looking statement contained in this document speaks only as of the date on which it was made. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are referred to the documents filed by us with the U.S. Securities and Exchange Commission, specifically reports on Form 10-K and Form 10-Q, which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

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Building Partnerships. Serving Communities.
The Federal Home Loan Bank of Indianapolis (FHLBI) is one of 12 regional banks that make up the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. The FHLBI is owned by its Indiana and Michigan financial institution members, which include commercial banks, credit unions, insurance companies, and savings banks. For more information about the FHLBI, visit www.fhlbi.com.

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